Exhibit 4.9

Dated 26 July 2016

(1)	ELIZABETH ARDEN (UK) LIMITED and

ELIZABETH ARDEN INTERNATIONAL

SÀRL as Chargors

(2)	JPMORGAN CHASE BANK, N.A. as Administrative Agent

SECURITY DEED

Clause		Page
SECTION 7	GOVERNING LAW AND ENFORCEMENT	36
31.	Governing Law	36
32.	Enforcement	36

SCHEDULES

1.	Collection and Payment Accounts

2.	Notice of Security over Accounts

3.	Notice of Assignment of Insurance

4.	Notice of Charge of Collection Account

5.	Notice of Charge of Payment Account

THIS DEED is dated 26 July 2016 and made between:

(1)	ELIZABETH ARDEN (UK) LIMITED, a company incorporated in England and Wales (registered number 04126357) whose registered office is at 87-91 Newman Street, London, W1T 3EY (the “U.K. Chargor”);

(2)	ELIZABETH ARDEN INTERNATIONAL SÀRL, a company incorporated in Switzerland, having its registered seat in Meyrin, (registered number CHE-105.703.380)whose registered office is at chemin de Joinville 28, 1216 Cointrin (the “Swiss Chargor” and, together with the U.K. Chargor, the “Chargors”); and

(3)	JPMORGAN CHASE BANK, N.A., as security trustee for the Secured Parties (the “Administrative Agent”).

BACKGROUND:

(A)	By a fourth amended and restated credit agreement dated on or around the date of this Deed and made between amongst others, Elizabeth Arden, Inc. and the Chargors as borrowers, JPMorgan Chase Bank, N.A. in various capacities including as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A. as U.S. Collateral Agent and Syndication Agent, Wells Fargo Capital Finance, LLC and HSBC Bank USA, N.A. as Co-Documentation Agents (the “Facility Agreement”), the Lenders have agreed to provide revolving credit facilities to the Borrowers on the terms of the Facility Agreement.

(B)	The provision of this Deed is a condition precedent to the Facility Agreement coming into effect. This is a “U.K. Security Agreement” as defined in the Facility Agreement.

(C)	The Administrative Agent holds the benefit of this Deed, including the security created and other rights granted in it to the Administrative Agent or any Secured Party, on trust for the Secured Parties on the terms set out in the Facility Agreement and Clause 20 (Administrative Agent provisions).

(D)	This document is the deed of the Chargors, even if it has not been duly executed by the Administrative Agent or has been executed by the Administrative Agent but not as a deed.

THIS DEED WITNESSES that:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Facility Agreement

Terms defined in the Facility Agreement but not in this Deed shall have the same meanings in this Deed as in the Facility Agreement.

1.2	Definitions

In addition, in this Deed:

“Account Control Agreement” means any agreement or other documentation entered into between the Administrative Agent, the U.K. Chargor and the relevant account holding bank (at such bank’s or the U.K. Chargor’s request), necessary or desirable to perfect the Security Interests of the Administrative Agent and effect control over bank accounts of the U.K. Chargor (whether Collection Accounts, Payment Accounts or otherwise) in accordance with the provisions of this Deed.

“Account Debtor” means any person who is a counterparty in relation to an Account.

“Accounts” means all book and other debts, both present and future, due or owing or which may become due or owing to either Chargor arising from the provision or sale of merchandise, goods or services (including the proceeds thereof) and the benefit of all related rights, documents and remedies (including under negotiable or non-negotiable instruments, guarantees, indemnities, legal and equitable charges, reservation of proprietary rights, rights of tracing and liens) and all payments and proceeds representing or made in respect of the same.

“Administrator” means any administrator appointed under this Deed to manage the affairs, business and assets of the U.K. Chargor.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Collection Accounts” means any and all bank accounts in England or Wales that may be maintained by either Chargor with a bank into which Accounts of either Chargor are, or are to be, paid or credited from time to time being, at the date of this Deed, those accounts the details of which are set out in Schedule 1, Part 1 (Collection and Payment Accounts), together with any bank account designated as a “Collection Account” from time to time by the Administrative Agent and the relevant Chargor.

“Credit Party” has the meaning given to it in the Facility Agreement and includes the Lenders (as defined in the Facility Agreement) and the Administrative Agent.

“Discharge Date” has the meaning given to it in Clause 16.1 (Continuing security).

“Facility Agreement” has the meaning given to it in Recital (A).

“IA” means the Insolvency Act 1986.

“Insolvency” of a person includes the dissolution, bankruptcy, insolvency, winding-up, liquidation, administration, examination, amalgamation, reconstruction, reorganisation, arrangement, adjustment, administrative or other receivership or dissolution of that person, the official management of all of its revenues or other assets or the seeking of protection or relief of debtors and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction.

“Instrument” means any document (which term includes any form of writing) under which any obligation is evidenced or undertaken or any Security Interest (or right in any Security Interest) is granted or perfected or purported to be granted or perfected.

“Insurance” means any policy or contract of insurance and including, for the avoidance of doubt, any renewal of or replacement for any policy or contract of insurance and in relation to the U.K. Chargor “its Insurances” means all Insurances in which it has any rights (including as loss payee or additional insured).

“Insurance Proceeds” means any monies which may from time to time be payable to or received by the U.K. Chargor (whether as an insured party, beneficiary or as loss payee) under any Insurance and the proceeds of all claims made by the U.K. Chargor under any Insurance.

“Irish Account” means each bank account located in Ireland used by the U.K. Chargor to operate its business and details of which are set out in Schedule 1, Part 3 (Collection and Payment Accounts) and any other such account opened and maintained by the U.K. Chargor after the date of this Deed which has been designated as an “Irish Account” from time to time by the Administrative Agent and the U.K. Chargor.

“Inventory” means all inventory, merchandise, raw materials, work in progress, parts, components, dies, molds, finished goods, supplies and all goods returned to or repossessed by any Chargor.

“Lenders” has the meaning given to it in the Facility Agreement.

“Loan Documents” has the meaning given to it in the Facility Agreement and includes the Facility Agreement and this Deed.

“Loan Parties” has the meaning given to it in the Facility Agreement.

“Losses” means losses (excluding loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

“LPA” means the Law of Property Act 1925.

“Notice and Acknowledgement” means individually and collectively, each Notice of Assignment and Notice of Charge, together with their respective acknowledgements.

“Notice of Assignment” means a notice of assignment substantially in the form set out in Schedule 3 (Notice of Assignment of Insurance), as appropriate, or in such other form as may be specified by the Administrative Agent (acting reasonably).

“Notice of Charge of Collection Account” means a notice of charge substantially in the form set out in Schedule 4 (Notice of Charge of Collection Account) or in such other form as may be specified by the Administrative Agent (acting reasonably).

“Notice of Charge of Payment Account” means a notice of charge substantially in the form set out in Schedule 5 (Notice of Charge of Payment Account) or in such other form as may be specified by the Administrative Agent (acting reasonably).

“Notice of Charge” means a Notice of Charge of Collection Account or a Notice of Charge of Payment Account (or, if accepted by the Administrative Agent in place of a Notice of Charge of Collection Account or a Notice of Charge of Payment Account, an Account Control Agreement).

“Party” means a party to this Deed.

“Payment Account” means each bank account in England or Wales used by either Chargor to operate its business and details of which are set out in Schedule 1, Part 2 (Collection and Payment Accounts) and any other such account opened and maintained by either Chargor after the date of this Deed which has been designated as a “Payment Account” from time to time by the Administrative Agent and the relevant Chargor.

“Permitted Lien” means a Lien permitted under Section 6.10 (Negative Pledge) of the Facility Agreement.

“Receiver” means any receiver, receiver and manager or administrative receiver appointed under this Deed by the Administrative Agent over all or any of the Secured Assets whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

“Secured Assets” means the assets from time to time the subject of this Security, “Secured Asset” means any of them and any reference to one or more of the Secured Assets includes all or any part of it or each of them.

“Secured Obligations” means the Foreign Secured Obligations:

(a)	in whatever currency;

(b)	whether due, owing or incurred alone or jointly with others or as principal, surety or otherwise; and

(c)	including monies and liabilities purchased by or transferred to the relevant Secured Party,

but excluding any money, obligation or liability which would cause the covenant set out in Clause 2.1 (Covenant to pay) or the security which would otherwise be constituted by this Deed to be unlawful or prohibited by any applicable law or regulation.

“Secured Parties” has the meaning given to it in the Facility Agreement, together with any Receiver or delegate of a Receiver.

“Security Documents” means this Deed and any other document guaranteeing or creating security for or supporting the obligations of any Loan Party to the Administrative Agent or any other Credit Party in connection with the Loan Documents.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Trigger Event” means (i) an Event of Default is continuing, or (ii) Total Availability is (A) less than $15,000,000 at any time that the ratio of Cash Flow to Debt Service is 1.10 to 1.00 or greater, and (B) less than $20,000,000 at all other times.

1.3	Construction

(a)	Section 1.03 (Terms generally) of the Facility Agreement shall apply as if set out in full again here, with references to “herein” being construed as references to this Deed and with such other changes as are appropriate to fit this context.

(b)	In addition, in this Deed, any reference to:

(i)	“assets” includes present and future properties, revenues, rights and other assets of every description (and any reference to a particular type or category of assets includes any present or future assets of that type or category);

(ii)	the “Chargors” includes a referee to any one or more of them as well as a reference to all of them;

(iii)	this Deed includes the Recitals and Schedules which form part of this Deed for all purposes;

(iv)	a “disposal” includes any lease, licence, transfer, sale or other disposal of any kind (with related words being construed accordingly);

(v)	the masculine, feminine or neuter gender respectively includes the other genders and the singular includes the plural (and vice versa);

(vi)	a “guarantee” means:

(A)	any guarantee, letter of credit, bond, indemnity, third party security or other legally binding assurance against loss; or

(B)	any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person, to make an investment in or loan to any person or to purchase assets from any person where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet its indebtedness;

(vii)	“including” means “including without limitation” (with related words being construed accordingly), “in particular” means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	any Loan Document, other Instrument or other document is to that Loan Document, other Instrument or other document as supplemented, otherwise amended, replaced or novated from time to time (however fundamental that amendment, novation or replacement may be, even if it involves increased, new, additional and/or replacement facilities or an increase in any other amount or rate);

(x)	a “person” includes any individual, firm, company or other corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of them and any reference to a Party or other particular person includes its successors in title, permitted assignees and permitted transferees in accordance with their respective interests;

(xi)	a provision of law is to that provision as amended, re-enacted or replaced from time to time and includes any subordinated legislation in force under it from time to time;

(xii)	a “Recital” is to a statement made under the heading “Background” above, any reference to a “Clause” or to a “Schedule” is to a clause of or a schedule to this Deed (as the case may be);

(xiii)	“regulation” includes any regulation, rule, official directive, notice, request, code of practice, guideline, demand or decision (in each case whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	a “right” includes any title, estate, interest, claim, remedy, power, authority, discretion or other right of any kind, both present and future (and any reference to rights in a particular asset or type or category of assets includes any rights in the proceeds of any disposal of that asset or any assets within that type or category);

(xv)	“tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

(xvi)	“this Security” means the Security Interests constituted by or pursuant to this Deed.

(c)	The index and Clause and Schedule headings are for ease of reference only.

(d)	If there is any inconsistency between the terms of this Deed and those of the Facility Agreement, the terms of the Facility Agreement shall prevail.

1.4	Third party rights

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed. There is an exception to this in Clause 20.5(b) (Exclusion of liability).

(b)	Notwithstanding Clause 20.5(b) (Exclusion of liability), no consent of any person who is not a Party is required to rescind or vary this Deed at any time.

1.5	Joint and several

Each representation, warranty, covenant and any other obligation given or entered into by the Chargors in or pursuant to this Deed is given by them jointly and severally. Each Chargor shall be bound by this Deed even if any person who was intended to execute it or be bound by it as a Chargor has not duly executed, or become bound by it.

1.6	Facility Agreement

The Parties acknowledge that each Chargor is fully aware of the terms and conditions of the Facility Agreement.

SECTION 2

COVENANT TO PAY; GRANTING AND PERFECTION OF SECURITY

2.	PAYMENT OF THE SECURED OBLIGATIONS

2.1	Covenant to pay

The Chargors covenant with the Administrative Agent that they shall pay and discharge, or procure the payment or discharge of, each of the Secured Obligations at the time and in the manner provided in the relevant Instrument for their payment or discharge by the relevant Foreign Loan Party and any relevant Foreign Subsidiary.

2.2	Interest

If the Chargors fail to pay or procure the payment of any amount payable by them under Clause 2.1 on its due date, interest shall accrue on a daily basis on the overdue amount from the due date up to the date of actual payment (both before and after judgment), at the rate and on the terms from time to time applicable under the relevant Instrument (or, in the absence of an applicable rate and applicable terms, to be calculated and paid at the rate referred to in Section 2.13(d) (Interest) of the Facility Agreement) and shall be payable on demand.

2.3	Further advances

This Deed is made to secure any further advances or other facilities made available by any of the Credit Parties under the Loan Documents; but it does not create any obligation on any of the Credit Parties to make any further advances or other facilities available.

3.	SECURITY

3.1	Fixed charges (U.K. Chargor)

As security for the payment and discharge of the Secured Obligations, the U.K. Chargor with full title guarantee charges to the Administrative Agent by way of first fixed charge (which shall take effect as an equitable mortgage):

(a)	Eligible Accounts Receivable: all of its rights in respect of the Eligible Accounts Receivable;

(b)	Accounts: all of its rights in respect of the Accounts not subject to the charge in (a) above; and

(c)	Collection Accounts: all of its rights in any credit balances on any Collection Account and the indebtedness represented by it.

3.2	Fixed charges (Swiss Chargor)

As security for the payment and discharge of the Secured Obligations, the Swiss Chargor with full title guarantee charges to the Administrative Agent by way of first fixed charge (which shall take effect as an equitable mortgage):

(a)	Accounts: all of its rights in respect of the Accounts that are not subject to a Security Interest under any other Swiss Collateral Document (in which case the Security Interest created under such Swiss Collateral Document shall prevail and no Security Interest shall be granted under this Deed); and

(b)	Collection Accounts: all of its rights in any credit balances on any Collection Account and the indebtedness represented by it; and

(c)	Payment Accounts: all of its rights in any credit balances on any Payment Account and the indebtedness represented by it.

3.3	Assignments

As security for the payment and discharge of the Secured Obligations, the U.K. Chargor with full title guarantee assigns absolutely to the Administrative Agent all of its rights in (i) its Insurances and in any Insurance Proceeds relating (in each case) to its Inventory, and (ii) any U.K. Distributor Agreement.

3.4	Floating charge

As security for the payment and discharge of the Secured Obligations, the U.K. Chargor with full title guarantee charges to the Administrative Agent by way of first floating charge the whole of its undertaking and other assets including Payment Accounts and Irish Accounts (other than assets validly and effectively charged or assigned (whether at law or in equity) from time to time pursuant to Clauses 3.1 (Fixed charges (U.K. Chargor)), 3.2 (Fixed charges (Swiss Chargor)) or 3.2(a) (Assignments)). Schedule B1, Paragraph 14 IA shall apply to the floating charge contained in this Deed.

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation by notice

The Administrative Agent may at any time by notice in writing to the U.K. Chargor convert the floating charge created by the U.K. Chargor in Clause 3.4 (Floating charge) into a fixed charge with immediate effect as regards any Secured Asset specified in the notice if:

(a)	an Event of Default has occurred and is continuing;

(b)	the Administrative Agent considers that any Secured Asset may be in danger of being seized or sold pursuant to any form of legal process or otherwise in jeopardy; or

(c)	the Administrative Agent considers that it is desirable to protect the priority of this Security.

4.2	Automatic crystallisation

The floating charge created by the U.K. Chargor in Clause 3.4 (Floating charge) shall automatically (without notice to the U.K. Chargor) be converted into a fixed charge with immediate effect as regards all assets subject to the floating charge if:

(a)	the U.K. Chargor creates a Security Interest other than as permitted pursuant to the Facility Agreement over any Secured Asset or attempts to do so or any Secured Asset is disposed of contrary to Clause 7.2 (No disposals) or is otherwise in jeopardy;

(b)	any person levies or attempts to levy any distress, execution, sequestration or other process against any Secured Asset; or

(c)	the Administrative Agent receives notice of a proposal or intention to wind up, or appoint an administrator of, the U.K. Chargor or if the U.K. Chargor is wound up or has an administrator appointed.

Nothing in this Clause 4 shall affect the crystallisation of the floating charge created by the U.K. Chargor under applicable law and regulation.

5.	PERFECTION OF SECURITY AND FURTHER ASSURANCE

5.1	Notice of Assignment

The U.K. Chargor shall:

(a)	immediately on the date of this Deed deliver (with a copy to the Administrative Agent) a Notice of Assignment, duly completed, to any insurer liable on any Insurance related to Inventory of the U.K. Chargor specified by the Administrative Agent; and

(b)	use its reasonable endeavours to procure that each addressee of a Notice of Assignment acknowledges that Notice of Assignment in the form attached to that Notice of Assignment (or in such other form as the Administrative Agent may approve).

5.2	Notice of Charge

(a)	The U.K. Chargor shall:

(i)	immediately on the date of this Deed or, after the date of this Deed, immediately upon the creation of a new Collection Account deliver (with a copy to the Administrative Agent) a Notice of Charge of Collection Account, duly completed, to any bank specified by the Administrative Agent, being a bank with which any of the Collection Accounts are opened or maintained;

(ii)	procure that each addressee of a Notice of Charge of Collection Account acknowledges that Notice of Charge of Collection Account in the form attached to that Notice of Charge of Collection Account (or in such other form as the Administrative Agent may approve (acting reasonably));

(iii)	immediately on the date of this Deed or, after the date of this Deed, promptly upon the creation of a new Payment Account or Irish Account deliver (with a copy to the Administrative Agent) a Notice of Charge of Payment Account, duly completed, to any bank specified by the Administrative Agent, being a bank with which any of the Payment Accounts, Irish Accounts or its other bank accounts are opened or maintained; and

(iv)	use its reasonable endeavours to procure that each addressee of a Notice of Charge of Payment Account acknowledges that Notice of Charge of Payment Account in the form attached to that Notice of Charge of Payment Account (or in such other form as the Administrative Agent may approve).

(b)	As an alternative to Clause 5.2(a), the Administrative Agent, the U.K. Chargor and the applicable account bank, may (and shall at the request of the applicable account bank) enter into Account Control Agreements with the banks at which the relevant bank accounts are opened or maintained, such Account Control Agreements to be in form and substance satisfactory to the Administrative Agent (and, for the avoidance of doubt, if such Account Control Agreement is entered into with respect to a bank account, the U.K. Chargor shall not be obliged to comply with Clause 5.2(a) in respect of that bank account).

5.3	Notice to Account Debtors

Following the occurrence of a Trigger Event (and whilst the same is continuing), the Chargors shall deliver (with a copy to the Administrative Agent) a duly completed notice of charge or notice of assignment, as applicable, (substantially in the form of Schedule 2 (Notice of Security over Accounts) or otherwise in form and substance satisfactory to the Administrative Agent), to any Account Debtor; and

5.4	Further assurance

Each Chargor shall at the request of the Administrative Agent and at its own expense promptly execute (in such form as the Administrative Agent may reasonably require) any Instruments or other documents and otherwise do any acts and things which the Administrative Agent may reasonably require to preserve, perfect or protect the security created (or intended to be created) by this Deed or the priority of it or to facilitate the realisation or enforcement of it or to exercise any of the rights of the Administrative Agent, any other Credit Party or any Receiver in relation to the same (which shall include taking such other steps which the Administrative Agent may reasonably require to perfect the charge or assignment (as applicable) of any of its Accounts in each applicable jurisdiction (including, without limitation, the jurisdiction of the law governing the contract generating any Account and/or the jurisdiction of any Account Debtor)).

5.5	Non-Assignable or Chargeable Rights

Each Chargor undertakes that to the extent that any right, title, interest or benefit in or in respect of any asset described in Clause 3.1 (Fixed Charges (UK Chargor)), Clause 3.2 (Fixed Charges (Swiss Chargor)) or Clause 3.2(a) (Assignments) cannot be or is not effectively charged pursuant to Clause 3.1 (Fixed Charges (UK Chargor)) or 3.2 (Fixed Charges (Swiss Chargor)) or assigned pursuant to Clause 3.2(a) (Assignments) for whatever reason, it shall:

(a)	promptly notify the Administrative Agent of the same and the reasons therefor;

(b)	hold the benefit of the same on trust for the Administrative Agent as security for the payment, discharge and performance, when due, of the Secured Obligations; and

(c)	take such steps as the Administrative Agent may require to remove such impediment to the creation of a charge or to an assignment.

5.6	Acknowledgement by Swiss Chargor

The Swiss Chargor acknowledges and agrees to the charge pursuant to this Deed over any Accounts of the U.K. Chargor owing by the Swiss Chargor, whether such Account is governed by Swiss law or any other applicable law.

SECTION 3

ASSET REPRESENTATIONS, COVENANTS AND WARRANTIES

6.	REPRESENTATIONS

Each Chargor represents and warrants to the Credit Parties on the date of this Deed and on the occasion of each Credit Event under the Facility Agreement that:

(a)	it is the sole legal and beneficial owner of the assets over which it purports to grant security free and clear of all Security Interests other than any Security Interest granted pursuant to any Loan Document; and

(b)	subject to any rights granted to the Administrative Agent pursuant to any other Loan Document, it has good and valid rights in, or the power to transfer, the Secured Assets with respect to which it has purported to grant a Security Interest under this Deed and has full power and authority to grant to the Administrative Agent this Security.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative pledge

Each Chargor undertakes that it will not, at any time prior to the Discharge Date, create or permit to subsist any Security Interest over any Secured Asset other than as permitted by the Facility Agreement.

7.2	No disposals

Each Chargor undertakes that it will not, at any time prior to the Discharge Date, dispose of any Secured Asset except as permitted by the Facility Agreement.

8.	OTHER COVENANTS OF GENERAL APPLICATION

8.1	Information and access

(a)	Each Chargor shall deliver to the Administrative Agent from time to time on request such information about the Secured Assets as the Administrative Agent may reasonably require.

(b)	Each Chargor shall permit the Administrative Agent and/or its representatives, agents or contractors free access at all reasonable times to the Secured Assets in accordance with the provisions of Section 5.06 (Inspection of Property; Books and Records) of the Facility Agreement.

8.2	Enforcement of rights

Each Chargor shall use its reasonable endeavours to enforce its rights relating to any of the Secured Assets.

8.3	Maintenance of insurance

Each Chargor shall, at all times until the Discharge Date insure and keep insured those of the Secured Assets which are of an insurable nature, in accordance with the requirements set out in Section 5.03 (Maintenance of Property; Insurance) of the Facility Agreement.

8.4	Covenants for title

The obligations of each Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 Law of Property (Miscellaneous Provisions) Act 1994.

9.	ACCOUNTS AND RELATED MATTERS

9.1	No dealings with Accounts

The U.K. Chargor shall not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Eligible Account Receivable, compromise or settle any Eligible Account Receivable for less than the full amount thereof, release in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon (other than discounts in the ordinary course of business for prompt payment consistent with past practices); provided that, such Borrower may without the Administrative Agent’s prior written consent grant extensions of time of payment for Accounts which are not Eligible Accounts Receivable, or compromise or settle any such Accounts for less than the full amount thereof or allow a credit or discount on any such Account, so long as such extension, compromise, settlement, credit or discount is in the ordinary course of such Borrower’s business consistent with past practices and on such terms as may be customary in the industry.

9.2	Payment of proceeds

Subject to Section 6.20 (European Cash Management) of the Facility Agreement (which shall prevail in the event of any inconsistency with this Clause 9.2), the U.K. Chargor shall promptly pay, or procure the prompt payment of, all monies received by it or on its behalf in respect of any Accounts into a Payment Account. Until that payment, it will hold, or procure that the recipient holds, those monies on trust for the Administrative Agent.

9.3	Instruments

The U.K. Chargor shall ensure that no Account is evidenced by, or constitutes, a bearer or transferable Instrument which has not been delivered to, or otherwise subjected to the control of, the Administrative Agent.

10.	BANK ACCOUNTS

10.1	Signing rights on bank accounts

The U.K. Chargor shall ensure that the Administrative Agent shall have signing rights on the Collection Accounts in accordance with the Notice of Charge of Collection Account or Account Control Agreement (as applicable).

10.2	Collection Accounts

(a)	Each Collection Account shall be governed by a mandate and/or other agreement in form and substance satisfactory to the Administrative Agent, in each case conferring sole control over such Collection Account on the Administrative Agent.

(b)	The U.K. Chargor agrees that, prior to the occurrence of any of the circumstances set out in Clause 10.2(c), the only way in which monies may be withdrawn from any Collection Account is (i) by (or on the authorisation or instruction of) the Administrative Agent in order to apply them in accordance with Section 2.18(b) (Payments Generally; Allocation of Proceeds; Sharing of Set-Offs) of the Facility Agreement or (ii) otherwise at the sole discretion of, and through the express authorisation or instruction by, the Administrative Agent.

(c)	Following the Facilities becoming immediately due and repayable under the Facility Agreement, the Administrative Agent may apply the monies standing to the credit of any Collection Account, Payment Account or other bank account of the U.K. Chargor in or towards repayment of the Secured Obligations in accordance with the terms of Section 2.18(b) (Payments Generally; Allocation of Proceeds; Sharing of Set-Offs) of the Facility Agreement.

(d)	The Administrative Agent may delegate its powers of withdrawal under this Clause 10.2 to any Administrator, Receiver and/or manager.

10.3	Payment Accounts

Prior to the date falling 90 days after 30 September 2016 (the “Collection Account Date”), the U.K. Chargor shall have authority to give instructions to HSBC Bank Plc as account bank in respect of the Payment Accounts maintained by the U.K. Chargor at the date of this Deed. Following the earlier of (i) the Collection Account Date or (ii) the occurrence of an Event of Default which is continuing, the Administrative Agent shall be entitled to deliver a notice to HSBC Bank Plc revoking the U.K. Chargor’s authority to give instructions in respect of such Payment Accounts.

SECTION 4

ENFORCEMENT OF SECURITY

11.	ENFORCEMENT – GENERAL PROVISIONS

11.1	Enforcement

On or at any time after the occurrence of an Event of Default this Security shall become immediately enforceable and the Administrative Agent may enforce all or any of its rights under this Deed as it thinks fit. In particular, it may without further notice exercise in relation to the Secured Assets:

(a)	the power of sale and all other powers conferred on mortgagees by the LPA (or otherwise by law) or on an administrative receiver by the IA, in either case as extended or otherwise amended by this Deed;

(b)	to the extent that Clause 12 (Right of appropriation) applies, the power to appropriate the Secured Assets in or towards the payment and discharge of the Secured Obligations in accordance with Clause 12.2 (Exercise of right of appropriation); and

(c)	(without first appointing a Receiver) any or all of the rights which are conferred by this Deed on a Receiver.

11.2	LPA provisions

(a)	The Secured Obligations shall be deemed for the purposes of all powers implied by statute to have become due and payable within the meaning of s101 LPA immediately on the execution of this Deed.

(b)	s93(1) LPA (restriction on the consolidation of mortgages), s103 LPA (restricting the power of sale) and s109 LPA (restricting the power to appoint a receiver) shall not apply to this Security.

11.3	Protection of third parties

(a)	No purchaser, mortgagee or other person dealing with a Receiver or the Administrative Agent shall be bound to enquire whether its right to exercise any of its rights has arisen or become exercisable, or be concerned as to the application of any money paid, raised or borrowed or as to the propriety or regularity of any sale by or other dealing with that Receiver or the Administrative Agent.

(b)	All of the protection to purchasers contained in ss104 and 107 LPA and s42(3) IA shall apply to any person purchasing from or dealing with a Receiver or the Administrative Agent as if the Secured Obligations had become due and the statutory powers of sale and of appointing a Receiver in relation to the Secured Assets had arisen on the date of this Deed.

11.4	Delegation

(a)	The Administrative Agent may delegate to any person or persons all or any of the rights which are exercisable by it under this Deed. A delegation under this Clause may be made in any manner (including by power of attorney) and on any terms (including power to sub-delegate) which the Administrative Agent may think fit.

(b)	A delegation under Clause 11.4(a) shall not preclude the subsequent exercise of those rights by the Administrative Agent itself nor preclude the Administrative Agent from making a subsequent delegation of them to another person or from revoking that delegation.

(c)	The Administrative Agent shall not be liable or responsible to either Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate appointed by the Administrative Agent with due care.

11.5	No liability

None of the Administrative Agent, any Receiver or any Administrator shall be liable as a mortgagee in possession or otherwise to account in relation to all or any part of the Secured Assets for any loss on realisation or for any other action, default or omission for which it, he or she might be liable.

12.	RIGHT OF APPROPRIATION

12.1	Application of right of appropriation

This Clause 12 applies to the extent the Secured Assets constitute “financial collateral” and this Deed constitutes a “financial collateral arrangement” (within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003).

12.2	Exercise of right of appropriation

If and to the extent that this Clause 12 applies, the Administrative Agent may appropriate the Secured Assets. If the Administrative Agent exercises its right of appropriation then it shall for these purposes value:

(a)	any relevant Collection Account or other bank account and the amount standing to the credit of that account, together with any accrued interest not credited to the account, at the time of the appropriation; and

(b)	any other relevant Secured Asset by reference to an independent valuation or other procedure determined by the Administrative Agent, acting reasonably, at the time of the appropriation.

13.	APPOINTMENT OF RECEIVER

13.1	Appointment of Receiver

Without prejudice to any statutory or other powers of appointment of the Administrative Agent under the LPA as extended by this Deed or otherwise, at any time after this Security has become enforceable or if the relevant Chargor so requests in writing at any time the Administrative Agent may without further notice to either Chargor do any of the following:

(a)	appoint by deed or otherwise (acting through a duly authorised officer) any one or more persons qualified to act as a Receiver to be a Receiver of all or any part of the Secured Assets;

(b)	either at the time of appointment or any time after that appointment fix his or their remuneration (without being limited by the maximum rate specified in s109(6) LPA); and

(c)	(except as otherwise required by statute) remove any Receiver and appoint another or others in his or her place.

13.2	Powers of Receiver

Every Receiver shall have in relation to the Secured Assets (every reference in this Clause 13.2 to “Secured Assets” being a reference only to all or any part of the Secured Assets in respect of which that Receiver was appointed) the powers granted by the LPA to any receiver appointed under it or to any mortgagor or mortgagee in possession and (whether or not the Receiver is an administrative receiver) the powers granted by the IA to any administrative receiver, all as varied and extended by this Deed. In addition, but without limiting the preceding sentence, every Receiver shall have power to do the following:

(a)	Collection: collect and get in the Secured Assets and collect and get in all income whether accrued before or after the date of his or her appointment and for those purposes make any demands and take any actions or other proceedings which may seem to him or her expedient;

(b)	Compliance with Deed: comply with and perform all or any of the acts, matters, omissions or things undertaken to be done or omitted by the relevant Chargor under this Deed;

(c)	Dealing with Secured Assets: sell or otherwise dispose of the Secured Assets, and surrender, accept the surrender or vary any agreement or arrangement relating to them. This power may be exercised without the need to comply with ss99 and 100 LPA. Any disposal or other dealing under this Clause 13.2(c) may be effected in the manner and on any terms which the Receiver thinks fit, for consideration consisting of cash, debentures or other obligations, shares or other valuable consideration and this consideration may be payable in a lump sum or by instalments spread over such period as the Receiver may think fit;

(d)	Dealing with third parties: appoint or dismiss officers, employees, contractors or other agents and employ professional advisers and others on such terms (as to remuneration and otherwise) as the Receiver may think fit;

(e)	Agreements: perform, repudiate, terminate, amend or enter into any arrangement or compromise any contracts or agreements which the Receiver may consider expedient;

(f)	Proceedings: settle, arrange, compromise or submit to arbitration any accounts, claims, questions or disputes which may arise in connection with or the Secured Assets and bring, prosecute, defend, enforce, compromise, submit to and discontinue any actions, suits, arbitrations or other proceedings;

(g)	Rights in connection with Secured Assets: exercise or permit the relevant Chargor or any nominee of the relevant Chargor to exercise any rights incidental to the ownership of the Secured Assets in such manner as the Receiver may think fit;

(h)	Assets and rights: purchase, lease, hire or otherwise acquire any assets or rights of any description which the Receiver shall consider necessary or desirable for the carrying on, improvement or realisation of the Secured Assets or the business of the relevant Chargor or otherwise for the benefit of the Secured Assets;

(i)	Raising money: in the exercise of any of the rights conferred on the Receiver by this Deed or for any other purpose to raise and borrow money either unsecured or secured and either in priority to, pari passu with or subsequent to this Security and generally on such terms as he or she may think fit;

(j)	Receipts and discharges: give valid receipts for all monies and execute all discharges, assurances and other documents which may be proper or desirable for realising the Secured Assets and redeem, discharge or compromise any Security Interest whether or not having priority to this Security or any part of it;

(k)	All other acts: execute and do all such other acts, things and documents as the Receiver may consider necessary or desirable for the realisation or preservation of the Secured Assets or incidental or conducive to any of the rights conferred on or vested in him or her under or by virtue of this Deed or otherwise and exercise and do in relation to the Secured Assets, and at the cost of the relevant Chargor, all the rights and things which he or she would be capable of exercising or doing if he or she were the absolute beneficial owner of the same; and

(l)	Name of Chargor: use the name of the relevant Chargor or his or her own name to exercise all or any of the rights conferred by this Deed.

13.3	Agent of the relevant Chargor

Any Receiver appointed under this Deed whether acting solely or jointly shall be deemed to be the agent of the relevant Chargor and to be in the same position as a receiver appointed under the LPA and the relevant Chargor shall be solely responsible for his or her acts, omissions, defaults, losses and misconduct and for his or her remuneration and the Administrative Agent shall not be in any way liable or responsible either to the relevant Chargor or to any other person for any Receiver.

13.4	Joint appointment

If at any time two or more persons have been appointed as Receivers of the same Secured Assets, each one of those Receivers shall be entitled to exercise individually all of the rights conferred on Receivers under this Deed to the exclusion of the other or others in relation to any of the Secured Assets in respect of which he or she has been appointed unless the Administrative Agent shall state otherwise in the document appointing him or her.

14.	APPOINTMENT OF ADMINISTRATOR

14.1	Appointment of Administrator

(a)	The Administrative Agent may without notice appoint any one or more persons to be an Administrator of either Chargor pursuant to Schedule B1, Paragraph 14 IA at any time after this Security has become enforceable.

(b)	Clause 14.1(a) shall not apply to either Chargor if Schedule B1, Paragraph 14 IA does not permit an Administrator of the relevant Chargor to be appointed.

(c)	Any appointment under Clause 14.1(a) shall be in writing signed by a duly authorised officer of the Administrative Agent.

14.2	Replacement of an Administrator

The Administrative Agent may (subject to any necessary approval from the court) end the appointment of any Administrator by notice in writing signed by a duly authorised officer and appoint under Clause 14.1 a replacement for any Administrator whose appointment ends for any reason.

15.	APPLICATION OF PROCEEDS

Any monies received by the Administrative Agent or any Receiver under this Deed or under the rights conferred by this Deed shall, after the occurrence of an Event of Default and payment of any claims having priority to this Security, be applied in the following order to the extent permitted by applicable law, but without prejudice to the right of the Administrative Agent to recover any shortfall from the Chargors:

(a)	where applicable, in payment of all Losses of and incidental to the appointment of the Receiver and the exercise of all or any of his or her powers;

(b)	where applicable, in payment of the Receiver’s remuneration at such rate as may be agreed with the Administrative Agent;

(c)	in accordance with Section 2.18(b) (Payments Generally; Allocation of Proceeds; Sharing of Set-Offs) of the Facility Agreement; and

(d)	if no Chargor is under any further actual or contingent liability under the Facility Agreement, in payment of the surplus (if any) to the person or persons entitled to it.

The application of monies received by an Administrator will be governed by the IA.

SECTION 5

GENERAL SECURITY PROVISIONS

16.	GENERAL SECURITY PROVISIONS

16.1	Continuing security

This Deed is a continuing security and regardless of any intermediate payment or discharge in whole or in part to any Credit Party, shall be binding until the date (the “Discharge Date”) on which:

(a)	all of the Secured Obligations have been unconditionally and irrevocably paid or discharged in full; and

(b)	all of the Credit Parties have ceased to have any commitment, obligation or other liability (whether actual or contingent) to make any credit or provide any other accommodation to any Credit Party under any Loan Document or to any other person in respect of whose liabilities any Loan Party has undertaken a liability to the Administrative Agent or any other Credit Party under any Loan Document.

16.2	Additional security

This Deed is in addition to and is not in any way prejudiced by any other guarantee or Security Interest now or subsequently held by or on behalf of the Administrative Agent or any other Credit Party.

16.3	Waiver of defences

The obligations of each Chargor under this Deed will not be discharged, impaired or otherwise affected by any act, omission, matter or thing which, but for this Clause 16.3, would reduce, release or prejudice any of its obligations under this Deed, including (whether or not known to it or the Administrative Agent):

(a)	any time, waiver, consent or other indulgence granted to, or composition with, any Loan Party or any other person;

(b)	the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security Interest over the assets of, either Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any Instrument or any failure to take, or failure to realise the full value of, any Security Interest;

(d)	any incapacity or lack of power, authority or legal personality of or Insolvency or change in the members or status of either Chargor or any other person; or

(e)	any disclaimer, unenforceability, illegality, invalidity or ineffectiveness of any of the Secured Obligations or any other obligation of any person under any Loan Document or any other Instrument or Security Interest.

16.4	Immediate recourse

Each Chargor waives any right it may have of first requiring any Credit Party to proceed against or enforce any Security Interest or other rights or claim payment from any other person before claiming from it under this Deed. This waiver applies irrespective of any applicable law and regulation or any provision of any Loan Document to the contrary.

16.5	Discretion in enforcement

Until the Discharge Date, the Administrative Agent or any Receiver may:

(a)	refrain from applying or enforcing any other monies, Security Interests or other rights held or received by it in respect of the Secured Obligations or apply and enforce them in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from either Chargor or on account of the Secured Obligations.

16.6	Subsequent Security Interests

At any time following:

(a)	the Administrative Agent or any other Credit Party’s receipt of notice (either actual or constructive) of any subsequent Security Interest affecting the Secured Assets;

(b)	the Insolvency of either Chargor; or

(c)	any disposal of all or any of the Secured Assets in breach of Clause 7.2 (No disposals),

any Credit Party may open a new account or accounts in the name of the relevant Chargor (whether or not it permits any existing account to continue). If a Credit Party does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the Insolvency commenced or the assignment or transfer occurred and from that time all payments made by the relevant Chargor to the Credit Party or received by the Credit Party for the account of the relevant Chargor shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Deed at the time when the Credit Party received or was deemed to have received that notice or, as the case may be, the Insolvency commenced or the assignment or transfer occurred.

17.	POWER OF ATTORNEY

17.1	Appointment

Each Chargor irrevocably and by way of security appoints the Administrative Agent and any Receiver and every delegate referred to in Clause 11.4 (Delegation) and each of them jointly and also severally to be its attorney (with full powers of substitution and delegation) and in its name or otherwise and on its behalf and as its act and deed to execute, deliver and perfect all Instruments and other documents and do any other acts and things which may be required or which the attorney may consider desirable:

(a)	to carry out any obligation imposed on that Chargor by this Deed and which has not been carried out by that Chargor;

(b)	to carry into effect any disposal or other dealing by the Administrative Agent or any Receiver;

(c)	to convey or transfer any right in any Secured Asset pursuant to the exercise of its rights under this Deed;

(d)	to get in the Secured Assets pursuant to the exercise of its rights under this Deed; and

(e)	generally to enable the Administrative Agent and any Receiver to exercise the respective rights conferred on them by this Deed or by applicable law and regulation,

and each Chargor undertakes to ratify and confirm all acts and things done by an attorney in the exercise or purported exercise of its powers and all monies spent by an attorney shall be deemed to be expenses incurred by the Administrative Agent under this Deed.

17.2	Irrevocable power

Each Chargor acknowledges that each power of attorney granted by Clause 17.1 is granted irrevocably and for value as part of this Security to secure a proprietary interest of, and the performance of obligations owed to, the donee within the meaning of s4 Powers of Attorney Act 1971.

18.	RETENTION OF SECURITY

18.1	Release of Security

Following the Discharge Date and at the request and cost of the relevant Chargor, the Administrative Agent shall, as soon as reasonably practicable after receipt of that request, release and discharge this Security and re-assign the assets assigned to the Administrative Agent under this Deed to the relevant Chargor (or as it shall direct), at all times without recourse, representation or warranty and subject to the provisions of the Facility Agreement, Clauses 18.2 and 18.3 and the rights of any person having prior rights over those assets. Any release or discharge of this Security or re-assignment shall not release or discharge the relevant Chargor from any liability to the Administrative Agent or any other Credit Party for the Secured Obligations or any other monies which exists independently of this Deed.

18.2	Reinstatement

(a)	Any release, settlement, discharge, re-assignment or arrangement (in this Clause 18, a “release”) made by the Administrative Agent on the faith of any assurance, security or payment shall be conditional on that assurance, security or payment not being avoided, reduced, clawed back or ordered to be repaid under any law relating to Insolvency.

(b)	If any avoidance, reduction or clawback occurs or order is made as referred to in Clause 18.2(a), then the release given by the Administrative Agent shall have no effect and shall not prejudice the right of the Administrative Agent to enforce this Security in respect of the Secured Obligations in which case as between the Chargors and the Administrative Agent, this Security shall (notwithstanding the release) be deemed to have remained at all times in effect and held by the Administrative Agent as security for the Secured Obligations.

18.3	Retention of security

(a)	The Administrative Agent may retain all or part of this Security, the documents of title and other documents relating to the Secured Assets and its other rights under this Deed as security for the Secured Obligations for a period of 12 months after the Secured Obligations shall have been paid and discharged in full.

(b)	If at any time within that period of 12 months a petition is presented to a competent court for a winding-up order to be made in respect of either Chargor, steps are taken to wind up the voluntarily, an application is made to a competent court for an administration order to be made in respect of either Chargor, a notice of intention to appoint an administrator to either Chargor is filed at court or the appointment of an administrator to either Chargor takes effect, then the Administrative Agent may continue to retain all or part of this Security, those documents and those other rights for any further period as the Administrative Agent may in its absolute discretion determine.

19.	PRIOR SECURITY INTERESTS

19.1	Redemption

The Administrative Agent may at any time:

(a)	redeem, or procure the transfer to itself of, any prior Security Interest over any Secured Assets; or

(b)	settle and pass the accounts of the holder of any prior Security Interest. Any accounts so settled and passed shall be conclusive and binding on the relevant Chargor,

in each case other than any Security Interest permitted pursuant to the Facility Agreement, prior to an Event of Default.

19.2	Costs of redemption

All principal monies, interest, costs, expenses and other amounts incurred in and incidental to any redemption or transfer under Clause 19.1 shall be paid by the Chargors to the Administrative Agent on demand, in each case together with interest calculated in the manner referred to in Section 2.13(c) (Interest) of the Facility Agreement.

20.	ADMINISTRATIVE AGENT PROVISIONS

20.1	Appointment of the Administrative Agent

(a)	Each of the Secured Parties has irrevocably appointed the Administrative Agent to act as its trustee in connection with the Security Documents governed by English law.

(b)	Each of the Secured Parties has authorised the Administrative Agent to exercise the rights specifically given to the Administrative Agent under or in connection with the Loan Documents together with any other incidental rights.

20.2	Role of the Administrative Agent

(a)	The Administrative Agent shall hold the benefit of the Security Documents governed by English law on trust for the Secured Parties.

(b)	If the Administrative Agent receives notice from a party referring to any Security Document governed by English law, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Secured Parties.

(c)	The Administrative Agent does not have any duties except those expressly set out in the Loan Documents. In particular, the Administrative Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

20.3	No fiduciary duties; no duty to account

(a)	Nothing in this Agreement constitutes the Administrative Agent as an agent, trustee or fiduciary of any Loan Party.

(b)	The Administrative Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

20.4	Discretions of the Administrative Agent

(a)	The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(b)

Notwithstanding that the Administrative Agent and one or more of the other Secured Parties may from time to time be the same entity, that entity has entered into the Loan Documents in those separate capacities. However, where the Loan Documents provide for the Administrative Agent and the other Secured Parties to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Loan Documents provide in certain cases for the same to be in writing.

20.5	Exclusion of liability

(a)	Without limiting Clause 20.5(b), the Administrative Agent will not be liable for any action taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02 (Waivers; Amendments) of the Facility Agreement under or in connection with any Loan Document, unless directly caused by its gross negligence or wilful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

(b)	No Party may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document. Any officer, employee or agent of the Administrative Agent may rely on this Clause 20.5(b).

(c)	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(d)	The Administrative Agent shall not be under any obligation to insure any of the Secured Assets or any certificate, note, bond or other evidence in respect of any of them or to require any other person to maintain that insurance and shall not be responsible for any Losses which may be suffered as a result of the lack or inadequacy of that insurance.

(e)	The Administrative Agent shall not be responsible for any Losses occasioned to the Secured Assets, however caused, by either Chargor or any other person by any act or omission on the part of any person (including any bank, broker, depository, warehouseman or other intermediary or any clearing system or the operator of it), or otherwise, unless those Losses are occasioned by the Administrative Agent’s own gross negligence or wilful misconduct. In particular the Administrative Agent shall be not responsible for any Losses which may be suffered as a result of any assets comprised in the Secured Assets, or any deeds or documents of title to them, being uninsured or inadequately insured or being held by it or by or to the order of any custodian or by clearing organisations or their operators or by any person on behalf of the Administrative Agent.

(f)	The Administrative Agent shall have no responsibility to either Chargor as regards any deficiency which might arise because either Chargor is subject to any tax in respect of the Secured Assets or any income or any proceeds from or of them.

(g)	The Administrative Agent shall not be liable for any failure, omission or defect in giving notice of, registering or filing, or procuring registration or filing of, or otherwise protecting or perfecting, the security constituted over the Secured Assets.

20.6	Additional Administrative Agent

The Administrative Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (any such person, an “Additional Administrative Agent.”):

(a)	if it is necessary in performing its duties and if the Administrative Agent considers that appointment to be in the interest of the Credit Parties; or

(b)	for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Administrative Agent deems to be relevant; or

(c)	for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction,

and the Administrative Agent will give notice to the other Parties of any such appointment.

20.7	Confidentiality

(a)	In acting as Administrative Agent for the Secured Parties, the Administrative Agent shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Loan Document to the contrary, the Administrative Agent is not obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

20.8	Relationship with the Lenders

The Administrative Agent may treat each Lender as a Lender, entitled to payments under any Security Document governed by English law unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of any Security Document governed by English law.

20.9	Credit appraisal by the Lenders

Without affecting the responsibility of either Chargor for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document, including:

(a)	the financial condition, status and nature of either Chargor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any other party or any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

20.10	Security Documents

(a)	The Administrative Agent shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Security Documents governed by English law and shall not:

(i)	be bound or concerned to examine or enquire into the title of any person; or

(ii)	be liable for any defect or failure in the title of any person, whether that defect or failure was known to the Administrative Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not.

(b)	Upon the appointment of any successor Administrative Agent under the Facility Agreement, the resigning Administrative Agent shall execute and deliver any documents and do any other acts and things which may be necessary to vest in the successor Administrative Agent all the rights vested in the resigning Administrative Agent under the Security Documents governed by English law.

(c)	Each of the other Secured Parties authorises the Administrative Agent to hold each mortgage or charge created pursuant to any Loan Document in its sole name as trustee for the Secured Parties.

20.11	Distribution of proceeds of enforcement

The Administrative Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

20.12	No obligation to remain in possession

If the Administrative Agent, any Receiver or any delegate takes possession of all or any of the Secured Assets, it may from time to time in its absolute discretion relinquish such possession.

20.13	Administrative Agent’s obligation to account

The Administrative Agent shall not in any circumstances (either by reason of taking possession of the Secured Assets or for any other reason and whether as mortgagee in possession or on any other basis):

(a)	be liable to account to either Chargor or any other person for anything except the Administrative Agent’s own actual receipts which have not been distributed or paid to that Chargor or the persons entitled or at the time of payment believed by the Administrative Agent to be entitled to them; or

(b)	be liable to either Chargor or any other person for any principal, interest or Losses from or connected with any realisation by the Administrative Agent of the Secured Assets or from any act, default, omission or misconduct of the Administrative Agent, its officers, employees or agents in relation to the Secured Assets or from any exercise or non-exercise by the Administrative Agent of any right exercisable by it under any Security Document governed by English law unless they shall be caused by the Administrative Agent’s own gross negligence or wilful misconduct.

20.14	Receiver’s and delegate’s obligation to account

All the provisions of Clause 20.13 shall apply in respect of the liability of any Receiver or Administrator or delegate in all respects as though every reference in Clause 20.13 to the Administrative Agent were instead a reference to the Receiver or, as the case may be, Administrator or delegate.

21.	SWISS UP-STREAM AND CROSS-STREAM LIMITATION AND WITHHOLDING TAX

(a)	If and to the extent the Swiss Chargor has to fulfil any guarantee, obligation, liability, indemnity or undertaking under this Deed or any other Loan Document (a “Guarantee Liability”), or if any proceeds from the realization of a security over any asset granted by the Swiss Chargor under this Deed or any other Loan Document (for the purposes of this Clause 21, a “Charge”) are to be applied, for or in relation to any obligation, undertaking, indemnity or liability of any other Loan Party (other than the Swiss Chargor or any of its wholly owned direct or indirect subsidiaries) and if complying with a Guarantee Liability or permitting the application of the proceeds from the realization of any Charge would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (verdeckte Gewinnausschüttung) by the Swiss Chargor or would otherwise be restricted under Swiss law and practice then applicable, the Swiss Chargor’s aggregate liability under any Guarantee Liability and/or the application of the proceeds from the realization of any Charge, as applicable, shall be limited to the amount of the Swiss Chargor’s freely disposable equity at the time when payment is claimed under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied (the “Swiss Limitation”), whereby for the purpose of this Clause 21, freely disposable equity means the amount equal to the maximum amount in which the Swiss Chargor can make a dividend payment to its shareholders under applicable law at that point in time (the “Freely Disposable Amount”).

(b)	The Swiss Limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Chargor is required to perform a Guarantee Liability or at the time when the proceeds from the realization of a Charge are to be applied. Such Swiss Limitation shall not free the Swiss Chargor from its Guarantee Liability or from permitting the application of the proceeds from the realization of a Charge, respectively, in excess of the Freely Disposable Amount, but merely postpone the fulfilment or application thereof until such times when the Swiss Chargor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(c)	The Swiss Chargor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any quotaholders’ resolutions to approve any payment or other performance under this Deed or any other Loan Document, (ii) the provision of an audited interim balance sheet, and (iii) the provision of a confirmation from the auditors of the Swiss Chargor that a payment of the Swiss Chargor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow payment of amounts owed by the Swiss Chargor under the Loan Documents as well as the performance by the Swiss Chargor of other obligations under the Loan Documents.

(d)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied, the Swiss Chargor:

(i)	shall use its best efforts to ensure that such enforcement can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)	shall deduct the Swiss Withholding Tax at such rate (being 35 per cent. on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)	shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(e)	In the case of a deduction of Swiss Withholding Tax, the Swiss Chargor shall ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Deed, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)	pay to the Administrative Agent upon receipt any amount so refunded.

The Administrative Agent shall co-operate with the Swiss Chargor to secure such refund.

(f)	If the fulfilment of a Guarantee Liability or the application of the proceeds from the realisation of any Charge is subject to the Swiss Limitation, then the Swiss Chargor shall, upon request of the Administrative Agent, to the extent permitted by applicable law, revalue upward or, if the respective assets are not necessary for the Swiss Chargor’s business (nicht betriebsnotwendig), realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets.

SECTION 6

ADMINISTRATION

22.	FACILITY AGREEMENT PROVISIONS

Sections 1.06 (Determination of U.S. Dollar amounts), 2.17 (Withholding of Taxes; Gross-up), 8.01 (Notices), 8.03 (Expenses; Indemnity; Damage waiver) (and for the purposes of Section 8.03, the term “Agent” shall include every Receiver, attorney, manager, agent or other person appointed by the Administrative Agent under this Deed); 8.07 (Severability), 8.12 (Confidentiality), 8.16 (Disclosure) and 9.08 (Right of set-off) of the Facility Agreement shall apply to this Deed as if they were set out in full again here, with any changes which are necessary to fit this context.

23.	TRANSFERS

23.1	Administrative Agent

The Administrative Agent may assign any or all of its rights and transfer any or all of its obligations under this Deed to a successor appointed pursuant to Section 7.06 (Resignation) of the Facility Agreement.

23.2	Chargors

The Chargors may not assign any of their rights or transfer any of their rights or obligations under this Deed.

24.	COMMUNICATIONS

Any communication to be made or provided under or in connection with this Deed (including any notices, waivers, consents or other documents) shall be made or provided in English and in writing and, otherwise in accordance with Section 8.01 (Notices) of the Facility Agreement.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or other proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Administrative Agent or any other Credit Party are prima facie evidence of the matters to which they relate.

25.2	Certificates or determinations

Any certificate or determination of the Administrative Agent as to any matter provided for in this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any remedy or other right under this Deed shall operate as a waiver, nor shall any single or partial exercise of any remedy or other right prevent any further or other exercise or the exercise of any other right. The remedies and other rights provided in this Deed are cumulative and not exclusive of any remedies and other rights provided by law.

28.	AMENDMENTS AND WAIVERS

Any term of this Deed may be amended or waived only with the written consent of the Administrative Agent and the Chargors.

29.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and if applicable, seals) on the counterparts were on a single copy of this Deed.

30.	CONDUCT OF BUSINESS

No provision of this Deed will:

(a)	interfere with the right of any Credit Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Credit Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

oblige any Credit Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of taxes.

SECTION 7

GOVERNING LAW AND ENFORCEMENT

31.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

32.	ENFORCEMENT

32.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.

(c)	This Clause 32.1 is for the benefit of the Administrative Agent only. As a result, the Administrative Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Administrative Agent may take concurrent proceedings in any number of jurisdictions.

32.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Swiss Chargor:

(i)	irrevocably appoints the UK Chargor as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that a failure by the process agent to notify it of the process will not invalidate the proceedings concerned.

(b)	If the appointment by the Swiss Chargor of the person mentioned in Clause 32.2(a)(i) ceases to be effective, it shall immediately appoint another person in England as its agent for service of process in relation to any proceeding before the English courts in connection with this Deed. If it fails to do so (and that failure continues for a period of not less than 15 Business Days), the Administrative Agent shall be entitled to appoint such a person by notice to the Chargor.

EXECUTION:

The parties have shown their acceptance of the terms of this Deed by executing it, in the case of the Chargors as a deed, at the end of the Schedules.

SCHEDULE 1

COLLECTION AND PAYMENT ACCOUNTS

Part 1

1. Collection Accounts

None as at the date of this Deed.

Part 2

2. Payment Accounts

Name of account holder	Name and address of entity at which account is held	Account details

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: AUD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: CAD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: CHF

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: DKK

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: EUR

Elizabeth Arden International SARL	HSBC Bank plc Regional Service Centre, Europe P O Box 125, 2nd Floor, 62-76 Park Street, London SE1 9DZ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: GBP

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: HKD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: JPY

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: NZD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxxxx Swift: xxxxxxxx Currency: SEK

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxx Swift: xxxxxxxx Currency: SGD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxx Swift: xxxxxxxx Currency: USD

Elizabeth Arden International SARL	HSBC Bank plc 8 Canada Square London E14 5HQ	Account #: xxxxxxxx Sort Code: xxxxxx Swift: xxxxxxxx Currency: ZAR

Elizabeth Arden (UK) Limited	HSBC Bank plc Regional Service Centre, Europe P O Box 125, 2nd Floor, 62-76 Park Street, London SE1 9DZ	Account #: xxxxxxxx Sort Code: xxxxxx Swift: xxxxxxxx Currency: GBP

Part 3

3. Irish Accounts

Name of account holder	Name and address of entity at which account is held	Account details

Elizabeth Arden (UK) Limited	HSBC Bank plc 1 Grand Canal Square Dublin 2 Ireland	Account #: xxxxxxxx Sort Code: xxxxxx Swift: xxxxxxxx Currency: EUR

SCHEDULE 2

NOTICE OF SECURITY OVER OF ACCOUNTS

[On relevant Chargor’s notepaper]

To:     [Name and address of other party]

[Date]

Dear Sirs

[Name and date of Account]

We refer to an agreement dated [•] between us and you (as amended or novated from time to time, the “Agreement”).

We give you notice that by a Security Deed (the “Deed”) dated [•] 201[•] and entered into by us in favour of [•] (as Administrative Agent, as defined in the Deed), we have charged all our rights in the book debts and other rights to receive payments arising out of the Agreement.

Please note the following:

(a)	we shall at all times remain solely liable to you for the performance of all of the obligations assumed by us under or in respect of the Agreement;

(b)	we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary) to pay any monies payable by you to us under the Agreement to [•] or such other account as the Administrative Agent may from time to time notify to you in writing;

(c)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Administrative Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Agreement to the Administrative Agent at the Administrative Agent’s request.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of relevant Chargor]

By: [Name of signatory]

SCHEDULE 3

NOTICE OF ASSIGNMENT OF INSURANCE

[On relevant Chargor’s notepaper]

To:     [Name and address of insurer]

[Date]

Dear Sirs

Policy number [•]

We give you notice that by a Security Deed (the “Deed”) dated [•] 201[•] and entered into by us in favour of [•] (as Administrative Agent, as defined in the Deed), we have assigned all our rights in the insurance policy, brief details of which are set out below (the “Policy”) and all monies which may be payable to or received by us under it.

Please note the following:

(a)	upon your receipt of notice from the Administrative Agent that an Event of Default has occurred and is continuing, we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary) to pay all monies payable by you to us under the Policy, including the proceeds of all claims, to such bank account as the Administrative Agent may from time to time specify in writing;

(b)	upon your receipt of notice from the Administrative Agent that an Event of Default has occurred and is continuing, all of the powers, discretions, remedies and other rights which would, but for the Deed, be vested in us under and in respect of the Policy are exercisable by the Administrative Agent; and

(c)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Administrative Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Policy to the Administrative Agent at the Administrative Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Administrative Agent, [•] at [•] marked for the attention of [•].

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully .

[Name of relevant Chargor]

By: [Name of signatory]

Details of Policy

Name of insured: [•]

Nature of policy: [•]

Policy number: [•]

Expiry date: [•]

[On copy letter only:]

ACKNOWLEDGEMENT

To:	Administrative Agent

We acknowledge receipt of a notice dated [•] 201[•] addressed to us by [Name of Chargor] (the “Chargor”) regarding the Policy (as defined in that notice).

We confirm that:

(a)	we consent to the assignment of the Policy and will comply with the terms of that notice;

(b)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Policy;

(c)	if the Chargor is in breach of any of its obligations, express or implied, under the Policy or if any event occurs which would permit us to terminate, cancel or surrender the Policy we will:

(i)	immediately on becoming aware of it, give you written notice of that breach; and

(ii)	accept as an adequate remedy for that breach, performance by you of those obligations within 30 days of that notice;

(d)	we confirm that no waiver of any of the Chargor’s rights under and no amendment, novation, rescission or other termination by the Chargor of, the Policy shall be effective without the prior written consent of the Administrative Agent; and

(e)	we confirm that we shall not exercise any right of combination, consolidation or set-off which we may have in respect of any debt owed to us by the Chargor and we shall send you copies of all statements, orders and notices given by us relating to that debt.

[Name of insurer]

By: [Name of signatory]

Dated:

SCHEDULE 4

NOTICE OF CHARGE OF COLLECTION ACCOUNT

[On U.K. Chargor’s notepaper]

To:	[Name and address of account bank]

[Date]

Dear Sirs

Collection Account number[s]: [•]

We refer to Collection Account number[s]: [•] (the “Collection Account[s]”).

We give you notice that by a Security Deed (the “Deed”) dated [•] 201[•] and entered into by us in favour of [•] (as Administrative Agent, as defined in the Deed) we have charged all our rights in the Collection Account[s] and in any credit balances on the Collection Account[s] (the “Balances”) and the indebtedness represented by the Collection Account[s].

We irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	that all rights, interests and benefits whatsoever accruing to or arising from the Collection Account[s] or Balances shall be exercisable by and shall belong to the Administrative Agent. For the avoidance of doubt:

(i)	we are not permitted to withdraw any amount from the Collection Account[s] without the prior written consent of the Administrative Agent;

(ii)	all instructions related to monies held in the Collection Account[s] must be signed by [at least] one authorised signatory of the Administrative Agent set out in the following list:

Name	Position	Contact
[Angie Koukouvanis]	[Operations Specialist]	[Tel: 001 312-732-7505]
[Angela Travis]	[Operations Specialist]	[Tel: 001 312-732-7508]
[Mike Culbertson]	[Senior Operations Manager]	[Tel: 001 312-732-7491]
[Helen Mathie]	[Assistant Vice President]	[Tel: 020 7134 4398]
[Tim Jacob]	[Senior Vice President]	[Tel: 020 7134 4393]

(iii)	no transfers of monies from the Collection Account[s] can be effected at any time without prior consent from the Administrative Agent;

(b)	to disclose to the Administrative Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Collection Account[s] and /or the Balances which the Administrative Agent may, at any time and from time to time, request;

(c)	at any time and from time to time on receipt by you of any written instruction, including facsimile transmission or email, from the Administrative Agent, to release any amount of the Balances and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(d)	to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Collection Account[s], the Balances or the indebtedness represented by it or them which you may receive at any time and from time to time from the Administrative Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it);

(e)	to terminate any existing payment instructions affecting the Collection Account[s]; and

(f)	that statements shall be supplied to both us and the Administrative Agent.

We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Administrative Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Collection Account[s] to the Administrative Agent at the Administrative Agent’s request.

Please note:

(1)	you may from time to time be instructed, by the Administrative Agent (at their discretion), to transfer any amounts standing to the credit of the Collection Account[s] to the following account (or such other account as the Administrative Agent may from time to time notify to you in writing):

Name of account: [•]

Number of account: [•]

Bank/Bank address: [•]

Sort code: [•]; and

(2)	you may be instructed by the Administrative Agent to set up an automatic direct debit transfer of any amounts standing to the credit of the Collection Account[s] on a daily basis to such account as the Administrative Agent may notify you in writing, including such an account in the name of the Administrative Agent.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Administrative Agent, [•] at [•] marked for the attention of [•].

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully .

[Name of U.K. Chargor]

By: [Name of signatory]

ACKNOWLEDGEMENT

To:     [•]

We acknowledge receipt of a notice (the “Notice”) dated [•] 201[•] addressed to us by [Name of Chargor] (the “Chargor”) regarding Collection Account number[s]: [•] (the “Collection Account[s]”).

We confirm that:

(a)	we consent to the charge of the Collection Account[s] and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counter-claim, rights of set-off or combination of accounts) over or with respect to all or any part of the Collection Account[s] and/or the Balances (as defined in the Notice);

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Collection Account[s] or the Balances;

(d)	we undertake that, on our becoming aware at any time that any person other than the Administrative Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Collection Account[s] or the Balances, we will immediately give written notice of that to the Administrative Agent;

(e)	no fees or periodic charges are payable in respect of the Collection Account[s] and/or Balances; and

(f)	we shall operate the Collection Account[s] in accordance with the terms set out in the Notice.

for and on behalf of

[Name of account bank]

By: [Name of signatory]

Dated:

SCHEDULE 5

NOTICE OF CHARGE OF PAYMENT ACCOUNT

[On U.K. Chargor’s notepaper]

To:     [Name and address of account bank]

[Date]

Dear Sirs

Payment Account number[s]: [•]

We refer to Payment Account number[s]: [•] (the “Payment Account[s]”).

We give you notice that by a Security Deed (the “Deed”) dated [•] 201[•] and entered into by us in favour of [•] (as Administrative Agent, as defined in the Deed) we have charged all our rights in any credit balances on the Payment Account[s] (the “Balances”) and the indebtedness represented by the Payment Account[s].

We irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	to disclose to the Administrative Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Payment Account[s] which the Administrative Agent may, at any time and from time to time, request;

(b)	upon your receipt of notice from the Administrative Agent that an Event of Default has occurred and is continuing, at any time and from time to time on receipt by you of any written instruction from the Administrative Agent, to release any amount of the Balances and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same);

(c)	upon your receipt of notice from the Administrative Agent that an Event of Default has occurred and is continuing, to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Payment Account[s], the Balances or the indebtedness represented by it or them which you may receive at any time and from time to time from the Administrative Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it);

(d)	statements shall be supplied to both us and the Administrative Agent; and

(e)	following receipt of any instruction, notice or statement from the Administrative Agent pursuant to paragraphs (b) or (c) above, all rights, interests and benefits whatsoever accruing to or arising from the Payment Account[s] or Balances shall be exercisable by and shall belong to the Administrative Agent and shall not be exercisable by us.

We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Administrative Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Payment Account[s] to the Administrative Agent at the Administrative Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Administrative Agent, [•], at [•] marked for the attention of [•].

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully .

[Name of U.K. Chargor]

By: [Name of signatory]

ACKNOWLEDGEMENT

To: Administrative Agent

We acknowledge receipt of a notice (the “Notice”) dated [•] 201[•] addressed to us by [Name of Chargor] (the “Chargor”) regarding Payment Account number[s]: [•] (the “Payment Account[s]”).

We confirm that:

(a)	we consent to the charge of the Payment Account[s] and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counter-claim, rights of set-off or combination of accounts) over or with respect to all or any part of the Payment Account[s] and/or the Balances (as defined in the Notice);

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Payment Account[s] or the Balances;

(d)	we undertake that, on our becoming aware at any time that any person other than the Administrative Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Payment Account[s] or the Balances, we will immediately give written notice of that to the Administrative Agent;

(e)	no fees or periodic charges are payable in respect of the Payment Account[s] and/or Balances; and

(f)	we shall operate the Payment Account[s] in accordance with the terms set out in the Notice.

for and on behalf of

[Name of account bank]

By: [Name of signatory]

Dated:

EXECUTION of the Security Deed:

English Chargor

SIGNED as a deed by Palle Pedersen, Director, duly authorised for and on behalf of ELIZABETH ARDEN (UK) LIMITED in the presence of: Dirk Henseling	) ) ) )	/s/ Palle Pedersen Director

Witness’s signature:	/s/ Dirk Ulrich Henseling

Witness’s name (in capitals):	/s/ Dirk Ulrich Henseling

Witness’s address:	18 Chemin Des Crêts de Champel 1206 Geneva Switzerland

Swiss Chargor

ELIZABETH ARDEN INTERNATIONAL SÁRL

/s/ Dirk Ulrich Henseling		/s/ Marie-Anne Morgan

Name:	Dirk Ulrich Henseling	Name:	Marie-Anne Morgan

Title:	Managing Director	Title:	Managing Director

1

Administrative Agent

JPMORGAN CHASE BANK, N.A.

/s/ Tim Jacob		/s/ Matthew Sparkes

Name:	Tim Jacob	Name:	Matthew Sparkes

Title:	Authorised Officer	Title:	Authorised Officer

2